                                    EXHIBIT 1

THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THESE WARRANTS NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT OR OTHER SECURITIES LAW.

TRANSFERS OF THIS CERTIFICATE MAY NOT BE EFFECTED WITHOUT EVIDENCE SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT ANY SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATING THE PROVISIONS OF THE SECURITIES ACT.

                                     FORM OF
                                     WARRANT

                         To Purchase Ordinary Shares of

                                IFCO SYSTEMS N.V.

                                                    CUSIP/ISIN No. _____________

No. ___________

                [_________] WARRANTS TO PURCHASE ORDINARY SHARES

          This certifies that ______________________, or its registered assigns, is the owner of the number of Warrants set forth above, which represents the right to receive Warrant Shares of IFCO Systems N.V., a Netherlands public company at any time during the Exercise Period.

          In order to exercise the Warrants represented by this Warrant Certificate, the Holder of this Warrant Certificate must surrender this Warrant Certificate at the office of Deutsche Bank Trust Company Americas, as the Transfer Agent for the Warrants, for transfer of the Warrants represented by this Warrant Certificate to the Clearstream Banking AG clearing system in order that such Warrants may be held in bearer form as Bearer Warrants, as contemplated by the Terms and Conditions.

          Following the Holder's surrender of this Warrant Certificate as contemplated in the Terms and Conditions, the Transfer Agent will instruct the German Transfer Agent to book the Warrants to an account in the clearing system of Clearstream Banking AG. Thereafter, during the Exercise Period, the Warrants may be exercised by issuing the proper instructions to Commerzbank AG at Kaiserplatz, 60261 Frankfurt am Main, Germany, or to its successor, as the Warrant Agent for the Warrants, as contemplated by the Terms and Conditions, and, if required, simultaneous payment in full of any Subscription Contribution in Euro. The number of Warrant Shares issuable upon the exercise of each Warrant shall be determined pursuant to the Terms and Conditions and the Global Bearer Warrant Terms and Conditions. All capitalized terms used in this Warrant Certificate are defined in Section 1 of the Terms and Conditions.

                                   Exh. 1 - 1

          The Warrants represented by this Warrant Certificate are issued under and in accordance with the Terms and Conditions contained in this Warrant Certificate.

          The number of Warrant Shares receivable upon the exercise of each Warrant represented by this Warrant Certificate are subject to adjustment as provided in the Terms and Conditions of this Warrant Certificate.

          Subject to the restrictions on and conditions to transfer set forth in
Section 5 of the Terms and Conditions of this Warrant Certificate, the Warrants represented by this Warrant Certificate and all rights pertaining thereto are transferable by the Holder hereof, in whole or in part, on the register of the Company maintained by the Transfer Agent for such purpose at the Transfer Agent's office in New York, currently located at 60 Wall Street, New York, New York 10005, upon surrender of this Warrant Certificate duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed, with signatures guaranteed as specified in the Form of Assignment attached hereto, by the Holder hereof or such Holder's attorney duly authorized in writing and by such other documentation required pursuant to this Warrant Certificate and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, the Company will sign and issue and the Transfer Agent will countersign and deliver to such Holder a new Warrant Certificate(s) with respect to any portion not so transferred. Each taker and Holder of this Warrant Certificate, by taking and holding the same, consents and agrees that prior to the registration of transfer as provided in this Warrant Certificate, the Company, the Warrant Agent and the Transfer Agent may treat the Person in whose name the Warrant Certificates are registered as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding. Accordingly, the Company, the Warrant Agent and/or the Transfer Agent shall not, except as ordered by a court of competent jurisdiction as required by applicable law, be bound to recognize any equitable or other claim to or interest in the Warrant Certificates or the Warrants represented by such Warrant Certificate on the part of any Person other than such Holder, whether or not it shall have express or other notice thereof.

          This Warrant Certificate may be exchanged at the office of the Transfer Agent maintained for such purpose in New York, currently located at 60 Wall Street, New York, New York 10005 for Warrant Certificates representing the same aggregate number of Warrant Certificates, each new Warrant Certificate to represent such number of Warrant Certificates as the Holder hereof shall designate at the time of such exchange.

          Prior to the exercise of any of the Warrants represented by this Warrant Certificate, the Holder, as such, shall not be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote or to consent to any action of the shareholders, to receive any distributions, to exercise any pre-emptive right or to receive any notice of meetings of shareholders, and shall not be entitled to receive any notice of any proceedings of the Company except as provided in the Terms and Conditions of this Warrant Certificate.

          This Warrant Certificate and the Warrants represented by this Warrant Certificate shall be void and all rights evidenced hereby shall cease on the termination of the Exercise Period unless sooner terminated by the liquidation, dissolution or winding-up of the Company or as otherwise provided in the Terms and Conditions of this Warrant Certificate.

          This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Transfer Agent.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                   Exh. 1 - 2

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as the date hereof.



Dated: _____________ ____, 2002




                                              IFCO SYSTEMS N.V.



                                              By:___________________________
                                                 Name:
                                                 Title:



                                              By:___________________________
                                                 Name:
                                                 Title:







Countersigned:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Transfer Agent


By:   ______________________________
      Name:
      Title:



                           [SIGNATURE PAGE TO WARRANT]

                                    Exh 1 - 3

                      TERMS AND CONDITIONS OF THE WARRANTS

1.   DEFINITIONS

          The following terms have the respective meanings set forth below:

          "1933 Act" shall mean the U.S. Securities Act of 1933, as amended.

          "1934 Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

          "Acceleration Offer" shall have the meaning as set forth in Section
7.1.

          "Acceleration Offer Exercise Period" shall have the meaning as set forth in Section 7.2.

          "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, "control", when used with respect to any Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling and "controlled" have the meanings as correlative to the foregoing.

          "Agent Members" shall have the meaning set forth in Section
5.2(b)(ii).

          "Aggregate Amount" shall mean the aggregate amount of Warrants, up to 4,393,119, issued to the Record Holders.

          "Arbitrator" shall have the meaning as set forth in Section (c) of Annex A hereto.

          "Articles of Association" shall mean the articles of association of the Company.

          "Asset Sale" shall mean any direct or indirect sale, issuance, conveyance, assignment, transfer, lease, or other disposition (including any sale and lease-back transaction), other than to the Company or any of its Material Subsidiaries, in any single transaction or series of related transactions.

          "Bearer Holder" shall mean each holder of bearer Warrants in the Clearstream clearing system and not included on the Warrant Register.

          "Bearer Warrants" shall mean the Warrants in bearer form held in the Clearstream clearing system.

          "Board of Directors" shall mean the board of directors of the Company.

          "Business Day" shall mean any day of the year on which national banking institutions in New York, New York; London, England; Frankfurt, Germany; or Amsterdam, the Netherlands are open to the public for conducting business and are not required or authorized to close.

          "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests, or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant, or other security convertible into any of the foregoing.

          "Capitalized Lease Obligations" shall mean with respect to any Person, indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

                                   Exh. 1 - 4

          "Clearstream" shall mean Clearstream Banking AG (or any successor securities clearing agency).

          "Common Stock" of any Person shall mean all Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers, or others that will control the management and policies of such Person.

          "Company" shall mean IFCO Systems N.V., a Netherlands public company.

          "Consenting Noteholder" shall mean each of the Noteholders signatory to the Restructuring Agreement.

          "Consolidated Interest Expense" shall mean, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its material subsidiaries on a consolidated basis including, but not limited to:

          (i)      Redeemable Dividends, whether paid or accrued, on Preferred
Stock;

          (ii)     imputed interest included in Capitalized Lease Obligations;

          (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (iv)     the net costs or profits associated with Hedging Obligations;

          (v)      amortization of other financing fees and expenses;

          (vi)     the interest portion of any deferred payment obligation;

          (vii)    amortization of discount or premium, if any;

          (viii) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables and Related Assets (factoring); and

          (ix) all other non-cash interest expense (other than interest amortized to cost of sales);

plus, without duplication, (i) all net capitalized interest for such period,
(ii) all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and (iii) the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company that does not constitute Disqualified Capital Stock).

          "Consolidated Net Income" shall mean, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its material subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however that there shall be excluded therefrom:

          (i) extraordinary or exceptional gains and losses, including, but not limited to, any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its material subsidiaries other than in the ordinary course of business; and

                                   Exh. 1 - 5

          (ii) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

          "Director" shall mean any director of the Company, or any person given power-of-attorney by means of a signed document by a director of the Company to allow such person to sign such director's name to Company documents.

          "Disqualified Capital Stock" shall mean any Capital Stock of a Person or a Material Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable solely at the option of the holder thereof.

          "EBITDA" shall mean, with respect to any Person and its material subsidiaries, for any period, an amount equal to:

          (a)      the sum of:

                   (i)     Consolidated Net Income for such period, plus

                   (ii) the provisions for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provisions for taxes utilized in computing net loss under Section (a) hereof, plus

                   (iii)   Consolidated Interest Expense for such period, plus

                   (iv) depreciation for such period on a consolidated basis, plus

                   (v) amortization for such period on a consolidated basis, plus

                   (vi) any other non-cash items decreasing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), plus

                   (vii)   all one-time, non-recurring losses, minus

          (b)      the sum of:

                   (i) all non-cash items increasing Consolidated Net Income for such period (other than any non-cash item that represents a reversal of an accrual or reserve initially recorded in anticipation of a cash disbursement to be made in a future period), all for such Person and its material subsidiaries determined on a consolidated basis in accordance with US GAAP (based in Euro);

                   (ii)    all Granulate Sales; and

                   (iii)   all one-time, non-recurring profits or gains.

          "Effective Date" shall mean the date upon which all steps to implement the Restructuring, as set out in the Restructuring Agreement, have been completed.

          "Equity Issuance" shall have the meaning set forth in Section 6.2(b).

          "Exercise Period" shall mean the period of thirty (30) days immediately following the Company's announcement of the commencement of the Exercise Period, which announcement date shall be as soon as possible after the Valuation Determination Date.

                                   Exh. 1 - 6

          "Expiration Time" shall mean 5:00 p.m. (Frankfurt time) on the last day of the Exercise Period.

          "GAAP" shall mean generally accepted accounting principles consistently applied as in effect in the United States.

          "German Transfer Agent" shall mean Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, in its capacity as transfer agent for the Bearer Warrants, or any successor thereto.

          "Global Bearer Warrant Terms and Conditions" shall have the meaning set forth in Section 4.1(a).

          "Governmental Body" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "Granulate Sales" shall mean sales of RPC granulates as a result of the sales of broken RPCs. The Company uses the RPC granulate in the RPC manufacturing process.

          "Hedging Obligations" shall mean, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate capital agreements and interest rate collar agreements, and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

          "Holder" shall mean each Person who holds Warrants represented by a Warrant Certificate by means of registration in the name of such Person of the Warrant Certificate(s) representing such Warrants in the Warrant Register.

          "Incumbency Certificate" shall have the meaning set forth in Section 3.3(d).

          "Management Share Incentive Plan" shall mean the management share incentive plan contemplated under the Restructuring Agreement and duly adopted by the Company following approval at a meeting of the Company's shareholders (if required by applicable Dutch law), covering five percent (5%) of the Company's fully diluted Ordinary Shares immediately following the completion of the Restructuring.

          "Market Method" shall have the meaning as set forth in Section (b) of Annex A hereto.

          "Material Subsidiaries" shall mean the companies listed in Schedule G attached to the Restructuring Agreement.

          "Multiple Method" shall have the meaning as set forth in Section (d) of Annex A hereto.

          "Net Income" shall mean, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

          "Notes" shall mean the EUR 200,000,000 10.625% Senior Subordinated Notes due 2010 issued by the Company pursuant to the Indenture dated as of 8 March 2000, as amended by the First Supplemental Indenture, dated as of 31 May 2000 and by the Second Supplemental Indenture, dated as of 8 September 2000.

          "Offeror" shall have the meaning as set forth in Section 6.1(b).

          "Ordinary Shares" shall mean (except where the context otherwise indicates) the Ordinary Shares, EUR 0.10 par value (or such other par value as adjusted for any capital reduction), of the Company as constituted on the Effective Date, and any capital stock into which such Ordinary Shares

                                   Exh. 1 - 7
may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of Ordinary Shares upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of shares of the Company and which is not subject to redemption and (ii) ordinary shares of any successor or acquiring corporation received by or distributed to the holders of Ordinary Shares of the Company.

          "Other Property" shall have the meaning set forth in Section 6.1(a).

          "Outstanding" shall mean, when used with reference to Ordinary Shares, at any date as of which the number of shares thereof is to be determined, all issued Ordinary Shares, except Ordinary Shares then owned or held by or for the account of the Company or any subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Ordinary Shares.

          "Par Value Subscription Reserve" shall mean a non-cash or book transfer by the Company from `capital in excess of par' to `stated capital' as reflected on the Company's balance sheet of the requisite amount up to EUR 50,000, to be used to satisfy payment in Euro of the nominal value of Warrant Shares issuable upon exercise of all Warrants exercised by Holders during the Exercise Period, subject to Section 4.2 hereof.

          "Person" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Preferred Stock" shall mean any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions, or liquidation proceeds of such Person over the holders or other Capital Stock issued by such Person.

          "Private Placement Legend" shall mean the legend set forth on the Warrant Certificates in the form as set forth in Section 3.2(c) hereof.

          "Receivables and Related Assets" shall mean accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to such receivables, including interests in merchandise and goods, the sale or lease of which give rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets, and proceeds of all the foregoing.

          "Record Date" shall mean December 13, 2002, the date upon which existing shareholders of the Company shall be determined for purposes of receiving one Warrant for each outstanding whole Ordinary Share held by such existing shareholders as of such date.

          "Record Holder" shall mean each holder of outstanding Ordinary Shares of the Company as of the Record Date.

          "Redeemable Dividend" shall mean, for any dividend or distribution with regard to Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal or national income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

          "Restructuring" shall mean the financial restructuring of the Company and its subsidiaries on the terms and subject to the conditions set forth in the Restructuring Agreement, with such modifications as mutually agreed to by the Company, the Consenting Noteholders signatories to the Restructuring Agreement, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH.

                                   Exh. 1 - 8

          "Restructuring Agreement" shall mean that certain Restructuring Agreement, dated as of 18 September 2002, among the Company, Schoeller Logistic Technologies Holding GmbH, Schoeller Logistic Systems GmbH, and each of the Consenting Noteholders signatories thereto.

          "RPC" shall mean returnable plastic containers.

          "SEC" shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the 1933 Act, 1934 Act and other federal securities laws.

          "Subscription Contribution" shall have the meaning set forth in
Section 4.2(b).

          "Subscription Right" shall have the meaning set forth in Section
4.1(a).

          "Terms and Conditions" shall mean the terms and conditions of this Warrant Certificate as set forth herein.

          "Third Party Investment Banks" shall have the meaning as set forth in Section (e) of Annex A attached hereto.

          "Transfer" shall mean any disposition of any Warrant or Warrant Shares or of any interest in either thereof, which would constitute a sale thereof within the meaning of the 1933 Act.

          "Transfer Agent" shall mean Deutsche Bank Trust Company Americas, a New York corporation, in its capacity as the Company's transfer agent with respect to the Warrants represented by Warrant Certificates, or any successor thereto.

          "Valuation Date" shall have the meaning as set forth in Section (a) of Annex A attached hereto.

          "Valuation Determination Date" shall mean the date of the final determination of the equity value of the Company as of the Valuation Date as provided in Annex A attached hereto.

          "Valuation Instructions" shall have the meaning as set forth in Section (f) of Annex A attached hereto and as attached as Annex D hereto.

          "Valuation Period" shall have the meaning as set forth in Section (b) of Annex A attached hereto.

          "Warrant Agent" shall mean Commerzbank AG, Kaiserplatz, 60261 Frankfurt am Main, Germany, in its capacity as warrant agent for the Bearer Warrants, or any successor thereto.

          "Warrant Certificate" shall have the meaning set forth in Section 3.1(a).

          "Warrant Register" shall have the meaning set forth in Section 5.2(a).

          "Warrant Shares" shall mean the Ordinary Shares (at such par value then in effect) deliverable upon exercise by the Holders of the Warrants, to be issued in either registered or bearer form, as may be determined by the Company.

          "Warrant Transfer Agent Agreement" shall mean that certain Warrant Transfer Agent Agreement between the Company and the Transfer Agent, dated as of December 31, 2002, as the same may be supplemented and amended from time to time in accordance with its terms.

          "Warrants" shall mean a single tranche of freely transferable and assignable warrants which the Company has issued to the Record Holders in the Aggregate Amount, each Warrant being issued for each outstanding whole Ordinary Share held by Record Holders as of the Record Date, and

                                   Exh. 1 - 9
each Warrant to be convertible upon exercise into the number of Warrant Shares calculated using the principles set out on Annex B attached hereto.

2.   APPOINTMENT OF TRANSFER AGENT

          Pursuant to that certain Warrant Transfer Agent Agreement, the Company has appointed the Transfer Agent to act as the Company's transfer agent with respect to the Warrants represented by Warrant Certificates.

3.   ISSUANCE OF WARRANTS

          3.1      Warrant Certificates.

          (a) Warrants, other than Bearer Warrants, issued to Holders listed on the New York share register of the Company shall be represented by certificates (each a "Warrant Certificate", and collectively "Warrant Certificates") and registered in the name of such Holders on the Warrant Register.

          (b) Each Warrant Certificate shall represent such of the outstanding Warrants as shall be specified therein and shall provide that such Warrant Certificate represents the aggregate amount of outstanding Warrants represented thereby as may from time to time be reduced or increased, as provided in the Terms and Conditions of this Warrant Certificate, by adjustments made on the records of the Transfer Agent.

          3.2      Legends.

          (a) Each Warrant Certificate registered in the name of a Holder shall bear the following legend on the front thereof (in addition to any other legends that may be required in accordance with this Warrant Certificate):

     "THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THESE WARRANTS NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT OR OTHER SECURITIES LAW.

     TRANSFERS OF THIS CERTIFICATE MAY NOT BE EFFECTED WITHOUT EVIDENCE SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT ANY SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATING THE PROVISIONS OF THE SECURITIES ACT."

          (b) Each Warrant Certificate registered in the name of an Affiliate of the Company or any shares which constitute "restricted securities" within the meaning of Rule 144 shall bear the private placement legend set forth below (the "Private Placement Legend") on the front thereof (in addition to any other legends that may be required in accordance with this Warrant Certificate) unless there is delivered to the Transfer Agent an opinion of counsel reasonably satisfactory to the Company and the Transfer Agent to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the 1933 Act:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION

                                   Exh. 1 - 10

     STATEMENT UNDER THE SECURITIES ACT AND SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS REGISTERED PURSUANT TO, EXEMPT FROM OR NOT SUBJECT TO ANY OTHER APPLICABLE SECURITIES LAWS COVERING SUCH SECURITIES, OR (ii) THE SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS MADE IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND THE COMPANY AND THE TRANSFER AGENT RECEIVE AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

          3.3      Registration and Countersignature.

          (a) The Transfer Agent, on behalf of the Company, shall number and register the Warrant Certificates in the Warrant Register as they are issued by the Company.

          (b) Upon the issuance and execution of Warrant Certificates by the Company, such Warrant Certificates shall be manually countersigned by the Transfer Agent and shall not be valid for any purpose unless so countersigned. The Transfer Agent shall, upon written instructions of any two Directors of the Company as permitted under the Company's Articles of Association, initially countersign, and deliver to the Holders, without further action by the Company, an aggregate number of Warrant Certificates representing Warrants not in excess of the Aggregate Amount, and shall countersign and deliver Warrant Certificates as otherwise provided in this Warrant Certificate.

          (c) The Company, the Transfer Agent, the Warrant Agent and the German Transfer Agent may deem and treat the Holders of the Warrants as the absolute owners thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company, the Transfer Agent, the Warrant Agent, nor the German Transfer Agent shall be affected by any notice to the contrary.

          3.4 Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by any two Directors of the Company as permitted under the Company's Articles of Association, and as provided in the Warrant Transfer Agent Agreement, and shall be dated the date of the countersignature thereof by the Transfer Agent.

4.   EXERCISE OF WARRANT

          4.1      Terms of Warrants; Exercise of Warrants.

          (a) Subject to the Terms and Conditions of this Warrant Certificate, each Holder of a Warrant has the right (the "Subscription Right") to subscribe to new Warrant Share(s). Prior to the exercise of a Subscription Right, a Holder must first transfer its Warrants to the Clearstream clearing system as set forth in Section 5.3 hereof, thus becoming a Bearer Holder of Bearer Warrants governed by the terms and conditions (the "Global Bearer Warrant Terms and Conditions") attached to the Global Bearer Warrant Certificate and summarized in a circular distributed to all Bearer Holders in accordance with applicable law.

          (b) After completion of the transfer of a Holder's Warrants contemplated in Section 4.1(a), a Subscription Right may be exercised at any time during the Exercise Period to exercise Bearer Warrants and receive from the Company the number of Warrant Shares which the Bearer Holder of the Warrant may at the time be entitled to receive upon the exercise of such Warrants. The number of Warrant Shares to be delivered upon the exercise of one Warrant shall be calculated, subject to the provisions of this Section 4.1, in accordance with Annex B attached hereto and is subject to adjustment under certain circumstances as provided in Section 6 hereof. Pursuant to Annex B, depending on the Company's equity value (as determined in accordance with the provisions of Annex A attached hereto) as

                                   Exh. 1 - 11
of the Valuation Date, Warrant Shares issuable upon exercise of all issued and outstanding Warrants shall represent up to twenty-five percent (25%) of the Company's total issued and outstanding ordinary share capital, including, without limitation, Ordinary Shares to be issued to Consenting Noteholders in exchange for Notes pursuant to the terms of the Restructuring Agreement, as of the Valuation Date. Prior to the issuance of the Warrant Shares to each Bearer Holder upon exercise of the Warrants, the Company will resolve to set off the amount due in Euro from each exercising Bearer Holder to cover the nominal value of the Warrant Shares issued upon exercise of the Warrants, against the respective claim of each Bearer Holder against the Company to make a payment in Euro from the Par Value Subscription Reserve, subject to the provisions of
Section 4.2 hereof. The number of Warrant Shares receivable upon exercise of a Warrant is subject to adjustment under certain circumstances as provided in
Section 6 hereof. Each Warrant not exercised prior to the Expiration Time shall become void and all rights thereunder and all rights in respect thereof under these Terms and Conditions shall cease as of such time.

          (c) The Company shall as soon as reasonably practicable prior to the commencement of the Exercise Period shall notify the Holders, the Transfer Agent, the Warrant Agent, and the German Transfer Agent in accordance with
Section 15.2 hereof (and the Bearer Holders in accordance with the Global Bearer Warrant Terms and Conditions), which notice shall specify the number of Warrant Shares issuable upon exercise and confirm the Expiration Time.

          (d) Pursuant to these Terms and Conditions, a Bearer Holder may validly exercise the Subscription Right at any time during the Exercise Period and prior to the Expiration Time by (i) delivering a written subscription notice (the "Subscription Notice") to the Warrant Agent, by use of a form available at the office of the Warrant Agent or by providing all information and statements requested in such Subscription Notice, (ii) issuing an irrevocable instruction to the Warrant Agent to withdraw the Bearer Warrants from the collective safe custody account, if any, maintained with the Warrant Agent or to credit the Bearer Warrants to the account of the Warrant Agent with Clearstream and (iii) paying in Euro to the Company any Subscription Contribution required for each Bearer Warrant then exercised.

          (e) Subject to Section 4.3 hereof, the Company shall issue the Warrant Shares to a Bearer Holder upon the Subscription Right being validly exercised. Payment of any Subscription Contribution not otherwise paid by the Company shall be made in the form of wire transfer of immediately available funds or a certified or official bank or bank cashier's check payable to the order of the company. The Warrant Shares shall be issued in a form representing good delivery for the purpose of settlement on the Frankfurt Stock Exchange on the day on which the delivery is effected. Settlement of all Warrant Shares issued upon exercise of the Bearer Warrants shall be effected as soon as practicable, but in any event no later than ten (10) Business Days following the Expiration Time. The Transfer Agent shall have no responsibilities relating to the exercise of the Bearer Warrants or the issuance, execution or delivery of any Warrant Shares.

          (f) In the event that certificates for the Warrant Shares are issued, such certificate or certificates shall have such legends printed thereon as the Company shall deem appropriate to reflect any restrictions that may be applicable to the Warrant Shares represented thereby under the 1933 Act.

          (g) A Bearer Warrant may only be exercised in respect of all Warrant Shares issuable upon the exercise of such Bearer Warrant.

          (h) The Warrant Agent shall cause all Bearer Warrants exercised to be cancelled pursuant to the standard procedures of the Warrant Agent and Clearstream and in accordance with applicable law. The Warrant Agent shall account promptly to the Company with respect to the Bearer Warrants exercised and pay to the Company as soon as practicable, in Euro, any and all monies received by the Warrant Agent in respect of any Subscription Contribution.

          (i) The Transfer Agent shall keep copies of this Warrant Certificate (including the Terms and Conditions hereof), the Global Bearer Warrant Terms and Conditions and any written notices given or received under either available for inspection by the Holders during normal business hours at its office until the Expiration Time. The Company shall supply the Transfer Agent, the Warrant Agent and

                                   Exh. 1 - 12
the German Transfer Agent from time to time with such numbers of copies of this Warrant Certificate and all written notices given by the Company as the Transfer Agent, the Warrant Agent, and/or the German Transfer Agent may reasonably request.

          (j) The Company will ensure the availability of an account in the Clearstream clearing system to which the Warrant Shares issued upon exercise of the Bearer Warrants shall be delivered by the Warrant Agent. The settlement of all Warrant Shares issued upon the exercise of the Bearer Warrants will be effected as soon as practicable but in any event, not later than ten (10) Business Days following the expiry of the Exercise Period.

          4.2      Payment of Nominal Value.

          (a) In order to ensure that Warrant Shares issued upon exercise of the Warrants are legally issued and fully paid and non-assessable, the Company shall pay the exercise price of the Warrants by setting off the amount due in Euro from each exercising Bearer Holder to cover the nominal value of the Warrant Shares issued upon exercise of the Warrants, against the respective claim of each Bearer Holder against the Company to make a payment in Euro from the Par Value Subscription Reserve. Such set-off will occur at the time of the exercise of the Bearer Warrants, up to an aggregate maximum amount of EUR 50,000 (or such higher amount as the shareholders of the Company may determine after the Effective Date, in accordance with the Articles of Association, is necessary to comply with applicable securities laws and Dutch law), which set-off shall be satisfied through application of the Par Value Subscription Reserve.

          (b) If the aggregate nominal value of all Warrant Shares issued upon exercise of all Bearer Warrants during the Exercise Period exceeds the amount of the Par Value Subscription Reserve, EUR 50,000 (or such higher amount established pursuant to Section 4.2(a) hereof), the Company shall so notify the Holders and the Warrant Agent in writing in accordance with Section 15.2 hereof (and the Bearer Holders in accordance with the Global Bearer Warrant Terms and Conditions), and each exercising Bearer Holder shall satisfy its pro rata share (the "Subscription Contribution") of such excess, based on the number of Warrant Shares to be received by each Bearer Holder upon the exercise of its Bearer Warrants, assuming for the purpose of such calculation that all outstanding Warrants are held as Bearer Warrants. Such payment shall be denominated in Euro.

          (c) In the event that it is determined by the Company that any adverse tax consequence for the Company, either individually or in the aggregate, is likely to arise that exceeds EUR 50,000 as a result of use of the Par Value Subscription Reserve by the Company to fund the Subscription Contribution, then the Company shall notify the Holders, the Transfer Agent, the Warrant Agent, and the German Transfer Agent in accordance with Section 15.2 hereof (and the Bearer Holders in accordance with the Global Bearer Warrant Terms and Conditions), and shall not use the Par Value Subscription Reserve to fund the nominal value of the Warrant Shares issued upon exercise of the Bearer Warrants on behalf of the Bearer Holders of the Bearer Warrants as provided in
Section 4.2(a) hereof. If the Company determines not to fund the nominal value of the Warrant Shares via the set-off as provided above, then the Company shall instead act upon the instructions of the Holders, which instructions are hereby given to the Company by the Holders (with written notice setting forth full details as to such action to be provided to the Warrant Agent) and are also given as of the date hereof by the Bearer Holders pursuant to the Global Bearer Warrant Terms and Conditions, to cause a sufficient number of Warrant Shares issuable upon the exercise of the Bearer Warrants, assuming for the purpose of such calculation that all outstanding Warrants are held as Bearer Warrants, to be sold and the proceeds thereof shall be used to fund payment in Euro, on behalf of the exercising Bearer Holders, of the entire amount of the aggregate nominal value of all Warrant Shares issued upon exercise of all Bearer Warrants by Bearer Holders thereof during the Exercise Period, and the number of Warrant Shares deliverable under the Bearer Warrants to each exercising Bearer Holder of a Bearer Warrant shall be reduced on a pro rata basis, assuming for the purpose of such calculation that all outstanding Warrants are held as Bearer Warrants, to take account of the Warrant Shares sold to fund the Subscription Contribution of the Bearer Holders.

                                   Exh. 1 - 13

          (d) If, pursuant to the terms of Section 4.2(b) hereof, the Subscription Contribution is to be used by exercising Bearer Holders to satisfy their respective pro rata share of the amount by which the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants during the Exercise Period exceeds the amount of the Par Value Subscription Reserve, and such Subscription Contribution by the exercising Bearer Holders is deemed to be inconsistent with the exemption from registration under the 1933 Act upon which the Company is relying with respect to the Warrant Shares receivable upon exercise of the Warrants, then the Company shall notify the Holders, the Transfer Agent, the Warrant Agent, and the German Transfer Agent in accordance with Section 15.2 hereof (and the Bearer Holders in accordance with the Global Bearer Warrant Terms and Conditions), and shall instead act upon the instructions of the Holders, which instructions are hereby given to the Company by the Holders (with written notice setting forth full details as to such action to be provided to the Warrant Agent) and are also given as of the date hereof by the Bearer Holders pursuant to the terms of the Bearer Warrants, to cause a sufficient number of Warrant Shares issuable upon the exercise of the Bearer Warrants, assuming for the purpose of such calculation that all Warrants are held as Bearer Warrants, to be sold and the proceeds thereof shall be used to fund payment in Euro, on behalf of the exercising Bearer Holders, of the entire amount of the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants by Bearer Holders, assuming all outstanding Warrants are held as Bearer Warrants, thereof during the Exercise Period, and the number of Warrant Shares deliverable under the Warrants to each exercising Bearer Holder shall be reduced on a pro rata basis, assuming for the purpose of such calculation that all outstanding Warrants are held as Bearer Warrants, to take account of the Warrant Shares sold to fund the Subscription Contribution of the Bearer Holders.

          (e) If the payment by the Bearer Holders of any Subscription Contribution results, in the Company's sole determination, in the need to register the issuance of the Warrant Shares with any Governmental Body pursuant to any applicable securities laws (including, without limitation, any registration required under applicable U.S. securities laws), the Company shall cause such registration to be effected.

          4.3 Payment of Taxes. The Company will pay any tax and other governmental charges, including capital tax in the Netherlands (kapitaalbelasting) and all documentary stamp taxes, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants, other than income taxes imposed on the Bearer Holders, provided, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Bearer Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and neither the Company nor the Warrant Agent shall be required to issue or deliver such Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax (and the Company shall have provided the Warrant Agent with written confirmation as to the receipt of such payment) or shall have established to the satisfaction of the Company and the Warrant Agent that such tax has been paid. In no event shall the Warrant Agent have any obligations hereunder with respect to the payment of any taxes or governmental charges described in this Section 4.3 or otherwise.

          4.4      Fractional Shares.

          (a) The Company shall not be required to issue a fractional Warrant Share upon exercise of any Bearer Warrant, and the number of Warrant Shares issuable to a Bearer Holder upon exercise of a Bearer Warrant shall be rounded down to the nearest whole number.

          (b) As to any fraction of a Warrant Share which the Bearer Holders of one or more Bearer Warrants, the Subscription Rights under which are exercised in the same transaction, would otherwise be entitled to receive upon such exercise but for this Section 4.4, the Company shall retain such fractional Warrant Shares and dispose of such fractional Warrant Shares, retaining the proceeds thereof for the benefit of the Company.

          4.5 Payment of Fractional Cents of Subscription Contribution. If a Bearer Holder's Subscription Contribution ends in a fraction of a Euro cent, then such fraction of a Euro cent will be rounded up to the nearest whole Euro cent.

                                   Exh. 1 - 14

5.   TRANSFERS AND EXCHANGES; RESTRICTIONS ON TRANSFERABILITY

          5.1      No Required Registration. Notwithstanding any provision in
Section 5.2 to the contrary, the Company shall not be required to register Warrants or Warrant Shares in the name of any Person who acquires a Warrant Certificate (or any part thereof) or any Warrant Shares otherwise than in accordance with this Warrant Certificate.

          5.2      Transfers and Exchanges.

          (a) The Transfer Agent shall keep at the office of the Transfer Agent, subject to such reasonable regulations as it may prescribe, a register (the "Warrant Register") for the registration of the Warrant Certificates and transfers or exchanges of Warrant Certificates as herein provided and other appropriate data as determined by the Transfer Agent. Warrants other than Bearer Warrants shall be transferable only on the books of the Transfer Agent.

          (b) A Holder may transfer its Warrant Certificates only upon surrender thereof accompanied by the Form of Assignment set forth in Annex F hereto and any other necessary documents, duly executed by the Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of a transfer by the Transfer Agent in the register.

          (c) Upon any such registration of transfer, a new Warrant Certificate shall be issued and executed by the Company and delivered to the Transfer Agent for countersignature and delivery to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Transfer Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Transfer Agent in a manner consistent with the Transfer Agent's customary procedure and in accordance with applicable law.

          (d) Warrant Certificates may be exchanged at the option of the Holder(s) thereof, when surrendered to the Transfer Agent at the office of the Transfer Agent for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be cancelled by the Transfer Agent. Such cancelled Warrant Certificate shall then be disposed of by the Transfer Agent in a manner consistent with the Transfer Agent's customary procedures and in accordance with applicable law.

          (e) When Warrant Certificates are presented to the Transfer Agent with a request to register the transfer or to exchange them for an equal amount of Warrants, the Transfer Agent shall register such transfer or make such exchange as requested only if the Terms and Conditions of this Warrant Certificate are satisfied and if the Transfer Agent's requirements for such transactions are met.

          (f) No service charge shall be imposed on the Holders for any transfer or exchange of Warrant Certificates, but the Transfer Agent may impose service charges for the account of the Company. Notwithstanding the foregoing, the Company may require payment from a transferring or exchanging Holder of a sum sufficient to cover any stamp or other governmental charge or tax that may be imposed in connection with any such transfer or exchange.

          (g) Upon the issuance and execution of new Warrant Certificates by the Company, the Transfer Agent is hereby authorized, without any further instructions on the part of the Company or its directors, to countersign such new Warrant Certificates required pursuant to the provisions of this Section 5.2.

          5.3 Transfers to Clearstream Clearing System. Upon the presentation and surrender of Warrant Certificates to the Transfer Agent by any Holder, accompanied by the Transfer Form set forth in Annex E hereto, together with a written request to effect the exchange thereof for Bearer Warrants and any other necessary documents, the Transfer Agent shall cancel such Warrant Certificates and, upon the cancellation thereof, notify the German Transfer Agent (by cable, telex or facsimile transmission, and with copy of such notice to the Warrant Agent) to effect a booking into the account in the clearing system

                                   Exh. 1 - 15
of Clearstream established by the Holder of such Warrant Certificates of the equivalent number of Warrants represented by such Warrant Certificates. Thereafter, the Transfer Agent shall make the appropriate adjustments to the Warrant Register. Any exchange described in this Section 5.3 shall be at the sole expense of the Holder.

          5.4      Special Transfer and Exchange Provisions.

          (a) Private Placement Legend. Upon the transfer, exchange or replacement of Warrant Certificates not bearing the Private Placement Legend, the Transfer Agent shall make available for delivery Warrant Certificates that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Warrant Certificates bearing the Private Placement Legend, the Transfer Agent shall make available for delivery only Warrant Certificates that bear the Private Placement Legend in Section 3.2(b) unless there is delivered to the Transfer Agent an opinion of counsel reasonably satisfactory to the Company and the Transfer Agent to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the 1933 Act.

          (b) General. By its acceptance of any Warrant Certificate bearing the Private Placement Legend, each Holder of such Warrant Certificate shall be deemed to acknowledge the restrictions on transfer of such Warrant Certificate set forth in this Warrant Certificate and in the Private Placement Legend and agrees that it will transfer such Warrant Certificate only as provided in this Warrant Certificate. The Transfer Agent shall not register a transfer of any Warrant Certificate unless such transfer complies with the conditions on transfer of such Warrant Certificate set forth in this Warrant Certificate. In connection with any transfer of Warrant Certificates, each Holder agrees by its acceptance of the Warrant Certificate to furnish the Transfer Agent or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the 1933 Act; provided that the Transfer Agent shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

          5.5 Maintenance of Listing on Frankfurt Stock Exchange. The Company shall, at its own expense, maintain and, when necessary, increase the listing on the Frankfurt Stock Exchange of the Bearer Warrants in the Clearstream clearing system and all Warrant Shares issued or, to the extent permissible under the applicable securities exchange rules, issuable upon the exercise of each Warrant (whether the Warrant is maintained on the Warrant Register or in the Clearstream clearing system) so long as any Ordinary Shares shall be listed.

6.   MERGER, CONSOLIDATION AND SALE OF ASSETS; ADJUSTMENTS

          The number of Warrant Shares for which each Warrant is exercisable shall be subject to adjustment from time to time as set forth in this Section 6.

          6.1      Consolidations, Mergers and Sales of Assets.

          (a) Subject to the provisions of subsection 6.1(b), in case of the consolidation of the Company with, or merger of the Company with or into, or of the sale of all or substantially all of the properties, business or assets of the Company to, any Person, and in connection therewith consideration in the form of ordinary shares of the successor or acquiring corporation, or any cash, shares of capital stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of ordinary shares of any successor or acquiring corporation ("Other Property") is to be received by or distributed to holders of Ordinary Shares (or other securities or property purchasable upon exercise of Warrants) in exchange therefor, the Warrants shall remain subject to the Terms and Conditions set forth in this Warrant Certificate and each Warrant shall, after such consolidation, merger or sale, entitle the Holder to receive upon exercise the number of ordinary shares of capital stock and Other Property of the Company or of such Person resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, that would have been distributable or payable on account of the Ordinary Shares (or other securities or property purchasable

                                  Exh. 1 - 16
upon exercise of Warrants) if such Warrant had been exercised immediately prior to such merger, consolidation or sale (or, if applicable, the record date therefor), subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof or as otherwise provided in the Company's Articles of Association) to implement the adjustments contemplated in this Section 6.1(a); and in case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition applicable to the Warrants under this Warrant Certificate to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof or as otherwise provided in the Company's Articles of Association) in order to provide for adjustments of Ordinary Shares for which Warrants are exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 6.1(a). For purposes of this Section 6.1, "ordinary shares" of the "successor or acquiring corporation" shall include capital stock of such corporation of any class which is not preferred as to dividends or assets over any other class of shares of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of capital stock or other securities which are convertible into or exchangeable for any such shares, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such shares. The foregoing provisions of this Section 6.1 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

          (b) Notwithstanding the provisions of Section 6.1(a) hereof, (i) if (A) the Company merges or consolidates with, or sells all or substantially all of its property, business or assets to, another Person, or (B) a Person or Persons acting in concert with such Person (collectively, the "Offeror") make an offer to the holders of any class of voting or non-voting equity share capital of the Company, and in each of (A) and (B) above consideration is payable to holders of Ordinary Shares in exchange for their Ordinary Shares in connection with such merger, consolidation, sale, or offer which consists solely of cash, where the equity value of the Company, as determined by multiplying the consideration payable to the holders of Ordinary Shares by the appropriate number in the fifth column of Annex C hereto (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Annex C hereto), is in an applicable amount set forth in the second column of Annex B hereto or (ii) in the event of the dissolution, liquidation or winding up of the Company where the equity value of the Company, as determined using the valuation procedures established pursuant to Annex A hereto, is in an applicable amount set forth in the second column of Annex B hereto, then (I) in the case of (i) above, a Holder, in the event that such Holder notifies the Company in writing that it wishes to participate in any such merger, consolidation, sale, offer or proposal, and (II) in the case of (ii) above, each Holder, shall be entitled to receive distributions on the date of such event on an equal basis with holders of Ordinary Shares (or other securities issuable upon exercise of such Holder's Warrants) as if such Holder's Warrants had been exercised immediately prior to such event, less any Subscription Contribution with respect to the Warrant Shares (or other securities issuable upon exercise of such Holder's Warrants) into which such Warrants are exercisable. Upon receipt of such payment by a Holder (or by an electing Holder in the case of (I) above) referred to in the preceding sentence, if any, the rights of a Holder (or of an electing Holder in the case of (I) above) shall terminate and cease and such Warrants shall expire. In case of any such merger, consolidation, sale of assets or offer or proposal in which the Holder has elected to participate, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding up of the Company, the Company shall deposit promptly with the Transfer Agent the funds, if any, necessary to pay the Holders. After receipt of such deposit from such Person or the Company and after receipt of surrendered Warrant Certificates, the Transfer Agent shall make payment by delivering a check in the amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holder surrendering such Warrant. In the case of (i) above, in the event that a Holder of Warrants does not accept such offer or proposal by the close of such merger, consolidation or sale, such Holder's Warrants shall remain outstanding unless the Offeror has offered to issue a new warrant to such Holder in exchange for such

                                  Exh. 1 - 17

Holder's Warrants, which new warrant (to be substantially on the same terms and conditions as the Warrant set forth in this Warrant Certificate, as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof; provided, that if an affirmative vote of at least five of the seven members of the Board of Directors cannot be obtained, the Board of Directors shall designate an internationally recognized investment bank (not affiliated with the Company or any of its shareholders) to determine whether or not the terms and conditions of any such new warrants are substantially the same as those set forth in these Terms and Conditions, which determination of such investment bank shall be binding on the Board of Directors and shall be given effect by a resolution of the Board of Directors) shall be exercisable for such number of shares, securities or other property of the Offeror per Ordinary Share as the Offeror offered to holders of Ordinary Shares in its offer or proposal thereto. Notwithstanding anything to the contrary in
Section 6.1(b)(i), if Holders representing an aggregate of no less than sixty-six and two-thirds percent (66?%) of the total outstanding Warrants elect to participate in the merger, consolidation, sale, offer or proposal, then the remaining Holders shall be obligated to participate in such merger, consolidation, sale, offer or proposal on the same terms and conditions as those Holders electing to participate.

          (c) Notwithstanding the provisions of Section 6.1(a) hereof, in the event that any Offeror is required under applicable Dutch or German law to make an offer to the holders of any class of voting or non-voting equity share capital and to the holders of any class of voting or non-voting equity share capital of the Company, then the Company, so far as it is able, shall ensure that the Offeror makes an appropriate offer or proposal, in relation to the Warrants, to each Holder thereof. The Board of Directors shall obtain advice from an independent financial advisor on the offer or proposal to the Holders and shall as soon as reasonably practicable, and subject to any rule of law or regulation, make the substance of such advice known to the Holders of Warrants, together with the Board of Directors' view on such offer or proposal. In the event that a Holder accepts such offer or proposal by the close of such offer or proposal, the rights of such Holder to exercise the Warrants in respect of which such Holder has accepted such offer or proposal shall, subject to receipt by such Holder, or such other Person as such Holder may direct to the Offeror in writing, of the payment in cash or the shares, securities or other property to be received by the Holder in connection with such offer or proposal, terminate on acceptance of such offer or proposal and such Warrants shall expire. In the event that a Holder of Warrants does not accept such offer or proposal by the close of such offer or proposal, such Holder's Warrants shall remain outstanding unless the Offeror has offered to issue a new warrant to such Holder in exchange for such Holder's Warrant, which new warrant (to be substantially on the same terms and conditions as the Warrant set forth in this Warrant Certificate, as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof; provided, that if an affirmative vote of at least five of the seven members of the Board of Directors cannot be obtained, the Board of Directors shall designate an internationally recognized investment bank (not affiliated with the Company or any of its shareholders) to determine whether or not the terms and conditions of any such new warrants are substantially the same as those set forth in these Terms and Conditions, which determination of such investment bank shall be binding on the Board of Directors and shall be given effect by a resolution of the Board of Directors), shall be exercisable for such number of shares, securities or other property of the Offeror per Ordinary Share as the Offeror offered to holders of Ordinary Shares in its offer or proposal thereto. Upon such offer by the Offeror to such Holder, the Holder shall be required to accept such new warrant in exchange for its Warrant, whereupon, subject to receipt by the Holder of such new warrant, the rights of such Holder shall terminate and such Holder's Warrants shall expire.

          6.2 Adjustment of Number of Warrant Shares. The number of Warrant Shares issuable upon exercise of each Warrant shall be subject to adjustment from time to time as follows, provided, that where any adjustments are made in accordance with the following to the aggregate number of Warrant Shares to be received on exercise of the Warrants, such adjustment shall be allocated between each of the Warrants on a pro rata basis:

          (a) In case the Company shall (i) subdivide its issued and outstanding Ordinary Shares, (ii) combine its issued and outstanding Ordinary Shares into a smaller number of Ordinary Shares, or (iii) issue any shares of its share capital in a reclassification of the Ordinary Shares (other than

                                  Exh. 1 - 18
a reclassification in connection with a merger, consolidation, or other business combination which will be governed by Section 6.1 hereof), the number and kind of Ordinary Shares or share capital of the Company issuable upon the exercise of a Warrant (as in effect immediately prior to such dividend, distribution, subdivision, combination or issuance) shall be proportionately adjusted so that the Holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares in the share capital of the Company that such Holder would have been entitled to receive immediately following any of the events described above if such Warrant had been exercised immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied).

          (b) If at any time the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive any dividend or other distribution of:

                   (i)     any Ordinary Shares, or

                   (ii) any warrants or other rights to subscribe for or purchase any Ordinary Shares (including, without limitation, Ordinary Shares issued upon exercise of management options granted pursuant to the Management Share Incentive Plan), such that any such issuance (the "Equity Issuance"), either individually or in the aggregate, exceeds 0.5% of the total issued and outstanding equity of the Company immediately following the Effective Date, the table in Annex B will be adjusted as follows: (i) each number in Columns 3 and 4 will be multiplied by a factor equal to X/(X+Y) where X is the total number of Ordinary Shares post-exercise of Warrants as if the Equity Issuance had not occurred and Y is the number of Ordinary Shares issued pursuant to the Equity Issuance; and (ii) each number in Column 2 will be multiplied by a factor equal to (X+Y)/X where X is the total number of Ordinary Shares post-exercise of Warrants as if the Equity Issuance had not occurred and Y is the number of Ordinary Shares issued pursuant to the Equity Issuance.

          (c)      (i)     If any event (other than an event which is subject to
paragraphs (a) and (b) of this Section 6.2) shall occur as to which the other provisions of Section 6.1 or this Section 6.2 are not strictly applicable, but the failure to make any adjustment would have the effect of depriving Holders of the benefit of all or a portion of the exercise rights in respect of any Warrant in accordance with the essential intent and principles of this Section 6.2, then, in each such case, the Board of Directors shall provide for an appropriate adjustment, on a basis consistent with the essential intent and principles established in this Section 6.2 necessary to preserve, without dilution, such exercise rights. The Company will promptly send a written notice setting forth full details with respect to such adjustments to the Transfer Agent and the Holders, and the Company shall make the adjustments described therein.

                   (ii) The Company will not, by amendment of its Articles of Association or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders thereof against dilution or other impairment.

          (d) No adjustment in the aggregate number of Warrant Shares shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (d)) would require an increase or decrease of at least 0.5% in the number of Warrant Shares; provided, however, that any adjustments that by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one thousandth of a Warrant Share.

          (e) If the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to any shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be

                                  Exh. 1 - 19
required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

     (f) The Transfer Agent, the Warrant Agent and the German Transfer Agent shall not be required to make any determinations with respect to the adjustments described in this Section 6.

7. ACCELERATION

     7.1 Acceleration Offer. Notwithstanding the provisions of Section 6 hereof, if, at any time after the Effective Date of the Restructuring, but prior to the termination of the Exercise Period, (i) the Company receives an offer from any Person or (ii) an offer is made by any Person to the holders of any class of voting or non-voting equity share capital of the Company, in each of (i) and
(ii) above, which offer includes an offer to the Company to consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Ordinary Shares of the Company), or sell, transfer or otherwise dispose of all or substantially all of the Company's property, assets or business to another corporation prior to the Expiration Time, following the Board of Directors' formal determination to accept any such offer, and pursuant to the terms of such offer, merger, consolidation or disposition of assets, ordinary shares of the successor or acquiring corporation, or any cash, other securities or Other Property are to be received by or distributed to the holders of Ordinary Shares of the Company that, after adjustment of such offer by multiplying such offer by the appropriate number in the fifth column of Annex C hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Annex C hereof), values the Company at a level which would entitle the Warrants to be exercised pursuant to the equity values listed in the second column of Annex B hereof attached hereto (an "Acceleration Offer"), then immediately prior to the closing of the transaction to which the Acceleration Offer is related, Warrants in respect of which exercise has been elected pursuant to Section 7.2 hereof shall (y) accelerate as to the applicable amount set forth in the second column of Annex B and (z) be exchanged for Warrant Shares.

     7.2 Acceleration Offer Exercise Period. In the event of an Acceleration Offer, for the period immediately following the Board of Directors' formal determination to accept any Acceleration Offer (acting on the affirmative vote of at least five of the seven members of the Board of Directors or as otherwise provided in the Company's Articles of Association) and prior to the closing of the transaction to which the Acceleration Offer relates (the "Acceleration Offer Exercise Period"), a Holder may exercise, as provided in Section 4 hereof, the Warrant, on any Business Day, for all or part of the number of Warrant Shares issuable thereunder. Upon the occurrence of an Acceleration Offer, the Warrant shall be exercisable for such number of Warrant Shares calculated by (a) multiplying the Acceleration Offer by the appropriate number in the fifth column of Annex C hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Annex C hereof) and (b) and by matching the value of such adjusted Acceleration Offer with the applicable amount set forth in the second column of Annex B hereof attached hereto, including any applicable adjustments provided under Section 6 of this Warrant Certificate. Each Warrant not exercised prior to the end of the Acceleration Offer Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Warrant Certificate shall cease as of such time; provided, that any Acceleration Offer Exercise Period shall remain open for at least twenty (20) Business Days.

8. NOTICES TO WARRANT HOLDERS

     8.1 Notice of Adjustments. Whenever the number of Warrant Shares for which each Warrant is exercisable shall be adjusted pursuant to Sections 6.1 or 6.2, the Company shall forthwith prepare a certificate to be executed by any two Directors of the Company as permitted under the Company's Articles of Association setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors determined the fair value of any shares of stock, other securities or property or warrants or other subscription or purchase rights referred to in Sections 6.1(a) or 6.2 hereof, specifying the number of Warrant Shares for which each Warrant is exercisable and (if such adjustment was made

                                  Exh. 1 - 20
pursuant to Section 6.1(a), 6.2(a), 6.2(b) or 6.2(c)) hereof describing the number and kind of any other shares or Other Property for which each Warrant is exercisable after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder and the Transfer Agent in accordance with Section 15.2 hereof. The Company shall keep at its office or agency designated pursuant to Section 13 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

          8.2 Notice of Corporate Action or Acceleration. If at any time during the Exercise Period:

          (a) the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of capital stock of any class or any other securities or property, or to receive any other right;

          (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation; or

          (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holders (i) at least 30 days' prior written notice (with a copy to the Transfer Agent) of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days' prior written notice (with a copy to the Transfer Agent) of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Ordinary Shares shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be delivered to Holders and the Transfer Agent in accordance with Section 15.2(a) hereof.

9. NO IMPAIRMENT

          (a) The Company shall not by any action, including, without limitation, amending its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holders against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of the Warrants and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant Certificate.

                                   Exh. 1 - 21

          (b) Upon the request of a Holder, the Company will at any times during the period each Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of each Warrant and the obligations of the Company hereunder.

10. RESERVATION AND AUTHORIZATION OF ORDINARY SHARES; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL BODY

          (a) The Company will at all times reserve and keep available for issuance upon the exercise of Warrants, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, such number of its authorized but unissued Warrant Shares as will be sufficient to permit the exercise in full of all outstanding Warrants.

          (b) The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will be (i) upon payment of Subscription Contribution with respect to the Warrant Shares issuable upon the exercise of any such Warrants and (ii) issuance of the Warrant Shares, duly authorized and validly issued, fully paid and not subject to any calls for funds and nonassessable, free of preemptive rights (other than those validly and effectively disapplied or waived) and free from all taxes, liens, charges and security interests with respect to the issuance thereof. Any Warrant Shares which may be issued upon exercise of Warrants shall rank pari passu with all the Ordinary Shares then in issue save that they shall not entitle the holder of the Warrant Shares to any dividends or distributions declared, paid or made on the Ordinary Shares by reference to any record date prior to, or in respect of any period ending prior to, the date of issue.

          (c) Before taking any action which would result in an adjustment in the number of Warrant Shares for which each Warrant is exercisable, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

          (d) If any Warrant Share required to be reserved for issuance upon exercise of Warrants require registration or qualification with any Governmental Body or other governmental approval or filing under any federal or state law before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered or such approval to be obtained or filing made.

11. TAKING OF RECORD; SHARE CAPITAL AND WARRANT TRANSFER BOOKS

          In the case of all dividends or other distributions by the Company to the holders of its Ordinary Shares with respect to which any provision of
Section 6.2 hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

12. LOSS OR MUTILATION

          Upon receipt by the Company and the Transfer Agent from any Holder of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of a Warrant Certificate and indemnity reasonably satisfactory to them, and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant Certificate of like tenor to such Holder; provided, in the case of mutilation, no indemnity shall be required if the Warrant Certificate in identifiable form is surrendered to the Company or the Transfer Agent for cancellation.

13. OFFICE OF COMPANY

          As long as any Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants Certificates

                                  Exh. 1 - 22
may be presented for exercise, registration of transfer, division or combination as provided in this Warrant Certificate.

14. LIMITATION OF LIABILITY

          No provision hereof, in the absence of affirmative action by a Holder to purchase shares of Ordinary Shares, and no enumeration herein of the rights or privileges of a Holder hereof, shall give rise to any liability of such Holder for any payment with respect to any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

          The Transfer Agent shall incur no liability by reason of any exercise or failure to exercise any discretion given to it in this Warrant Certificate and shall assume no liability except to perform its obligations in good faith to the extent they are specifically set forth in this Warrant Certificate without gross negligence or willful misconduct. In no event shall the Transfer Agent or any of its agents be liable for any indirect, special, punitive or consequential damages.

15. MISCELLANEOUS

          15.1 Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of a Holder or the Transfer Agent shall operate as a waiver of such right or otherwise prejudice such Holder's or the Transfer Agent's rights, powers or remedies. If the Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

          15.2 Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made to Holders, the Company, the Transfer Agent, the Warrant Agent and/or the German Transfer Agent pursuant to the provisions of this Warrant Certificate shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified air mail, return receipt requested, postage prepaid, or by overseas courier, or by telecopy and confirmed by telecopy answerback, addressed as follows:

          (a) If to any Holder or holder of Warrant Shares, at the addresses on file with the Company or the Transfer Agent maintained for such purpose.

          (b)  If to the Company at:

               IFCO Systems N.V.
               Zugspitzstrasse 7
               D-82049  Pullach
               Germany
               Telephone:  +49 89 744 91 244
               Facsimile:  +49 89 744 91 239
               Attention:  Karl Pohler, Michael Nimtsch

                                  Exh. 1 - 23

          (c)  If to the Transfer Agent at:

               Deutsche Bank Trust Company Americas
               60 Wall Street
               New York, NY 10005
               USA
               Attn: Corporate Trust and Agency Services
               Mail Stop: MSNY60-2515

          (d)  If to the German Transfer Agent at:

               Deutsche Bank AG
               Taunusanlage 12
               60325 Frankfurt am Main
               Germany
               Telephone: +49 69 910 35274
               Fax: +49 69 910 38794
               Attn: Dagmar Habersack

          (e)  If to the Warrant Agent at:

               Commerzbank AG
               Kaiserplatz
               60261 Frankfurt am Maim
               Germany

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the mail or sent by overseas courier. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

          15.3 Remedies. Each Holder and holder of Warrant Shares, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights hereunder. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant Certificate and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          15.4 Successors and Assigns. This Warrant Certificate and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holders. The provisions of this Warrant Certificate are intended to be for the benefit of all Holders from time to time of each Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

          15.5 Amendment. The Company, acting on an affirmative vote of at least five of the seven members of its Board of Directors, with the written consent of the Transfer Agent and Holders of a majority of the then-outstanding Warrants may from time to time supplement or amend the terms of the Warrants and/or this Warrant Certificate. The consent of each Holder of Warrants shall be required for any amendment to this Warrant Certificate or the Warrants held on the Warrant Register pursuant to which the number of Warrant Shares issuable upon exercise of the Warrants would be decreased (other than in accordance with Sections 6.1 and 6.2 hereof), the Exercise Period with respect to the Warrants would be reduced, or any other changes that could reasonably be expected to have a material adverse

                                  Exh. 1 - 24
effect on the Holders rights hereunder or with respect to the Warrants. Notwithstanding the foregoing, the Company and the Transfer Agent may make, without the consent of the Holders, any changes or corrections to this Warrant Certificate (i) that they deem appropriate to cure any defective or inconsistent provision or manifest error herein contained or (ii) that they may deem necessary or desirable and that shall not adversely affect the interests of the Holders.

         15.6 Severability. Wherever possible, each provision of this Warrant Certificate shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Certificate shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

         15.7 Headings. The headings used in this Warrant Certificate are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant Certificate.

         15.8  Governing Law.

         (a) This Warrant Certificate and the Warrants represented thereby shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Place of performance shall be Frankfurt am Main, Germany. Place of jurisdiction shall be Frankfurt am Main, Germany. The Holders of Warrants shall be entitled to assert their claims also before a competent court in The Netherlands. In any such court the laws of the Federal Republic of Germany shall apply as well.

         (b) To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its respective obligations under this Warrant Certificate and the Warrants to the fullest extent permitted by law.

         15.9  Benefits of Warrant Certificate; Status as Shareholder.

         (a) Nothing in this Warrant Certificate shall be construed to give to any Person other than the Company and the Holder of the Warrants represented hereby any legal or equitable right, remedy or claim under this Warrant Certificate; but this Warrant Certificate shall be for the sole and exclusive benefit of the Company and the Holders of the Warrants.

         (b) Prior to the exercise of the Warrants, no Holder of a Warrant, as such, shall be entitled to any rights of a shareholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of shareholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. Except as otherwise provided for herein, the Holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

         15.10 Counterparts. This Warrant Certificate may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         15.11 Availability of Information Concerning the Company; Provision of Certain Reports. The Company currently files certain periodic reports and other information with the SEC. Such reports and other information filed with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including the Company. The Company shall, upon the written request of any Holder, provide, without charge, a copy of the Company's most current annual report on Form 20-F and copies of any other reports and other communications sent to the Company's shareholders that a

                                  Exh. 1 - 25

Holder may reasonably request from the Company in writing.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                  Exh. 1 - 26

                                                                         ANNEX A


                            VALUATION OF THE WARRANTS

           (a) As soon as possible after 31 October 2005 (the "Valuation Date"), the Board of Directors will use the Market Method described in Section (b) hereof to determine the equity value of the Company as of the Valuation Date for the purposes of determining the number of Ordinary Shares issuable upon exercise of the Warrants.

           (b) The Company's equity value shall be determined by (i) taking the daily weighted (by reference to volume) average Ordinary Share price for a period starting from thirty (30) trading days prior to the Valuation Date and ending thirty (30) trading days after the Valuation Date (the "Valuation Period"), (ii) multiply such share price by the average number of Ordinary Shares issued and outstanding throughout this period, and (iii) multiplying the observed market value by the factor referenced in Annex C attached hereto (the "Market Method").

           (c) Notwithstanding the foregoing, if a majority of the Board of Directors determines that there has been a suspicion of market manipulation during the Valuation Period, then the Board of Directors will also determine the Company's equity value using the Multiple Method described in Section (d) below, and to the extent the Market Method differs from the Multiple Method by ten percent (10%) or more, then the matter shall be referred by the Company to the President of the Institute of Chartered Accountants of England and Wales for the purposes of appointing a single arbitrator (the "Arbitrator"). If the variance between the Market Method calculation and the Multiple Method calculation is less than ten percent (10%), the Board of Directors shall use the equity value determined by the Market Method to determine the number of Ordinary Shares issuable pursuant to the Warrants.

           (d) For the purposes of this Warrant Certificate, the equity valuation using the Multiple Method shall be calculated by (i) multiplying the reported EBITDA for the Company in the year ended on the Valuation Date using a multiple of eight (8) and (ii) subtracting net indebtedness, which is calculated as all funded debt instruments (including capital leases and preference shares) less cash and cash equivalents (the "Multiple Method").

           (e) Upon appointment, the Arbitrator shall commission and review the valuation opinions provided by three (3) independent international investment banks (the "Third Party Investment Banks"). Each of the following three parties shall select one of the three Third Party Investment Banks: (i) the three directors appointed to the New Board by the Ad Hoc Committee (or its successor),
(ii) the three directors appointed to the New Board by the Principal Shareholders, and (iii) the Arbitrator. At the direction of the Arbitrator, the Company shall allocate the number of Ordinary Shares issuable pursuant to the Warrants, based on an equity valuation equal to the average of the valuation analyses of the three Third Party Investment Banks.

           (f) A copy of the valuation instructions (the "Valuation Instructions") to be provided to the three Third Party Investment Banks for use in preparing their valuation analyses are set forth as Annex D attached hereto.

           (g) If, on the Valuation Date, the Ordinary Shares of the Company are not listed on the Frankfurt Stock Exchange or any other stock exchange, then the matter shall be referred by the Company to the Arbitrator as described above in Section (c) of this Annex A for the purpose of determining the Company's equity value.

                                  Exh. 1 - 27

                                                                         ANNEX B


                 EQUITY OVER WHICH THE WARRANTS ARE EXERCISABLE

-----------------------------------------------------------------------------------------------------------------
     Number of shares          Exercisable if Equity Value                 Noteholder            Current
       over which               equals or falls between4                  Shareholding          Shareholder
     Warrants may be                                                    post-exercise of    Shareholding post-
      exercised123                                                          Warrants            exercise of
                                                                                                 Warrants
-----------------------------------------------------------------------------------------------------------------
           1.1            (Euro)310,000,000 and (Euro)329,999,999             89.0%               11.0%
-----------------------------------------------------------------------------------------------------------------
           2.3            (Euro)330,000,000 and (Euro)349,999,999             88.0%               12.0%
-----------------------------------------------------------------------------------------------------------------
           3.4            (Euro)350,000,000 and (Euro)369,999,999             87.0%               13.0%
-----------------------------------------------------------------------------------------------------------------
           4.7            (Euro)370,000,000 and (Euro)389,999,999             86.0%               14.0%
-----------------------------------------------------------------------------------------------------------------
           5.9            (Euro)390,000,000 and (Euro)409,999,999             85.0%               15.0%
-----------------------------------------------------------------------------------------------------------------
           7.1            (Euro)410,000,000 and (Euro)429,999,999             84.0%               16.0%
-----------------------------------------------------------------------------------------------------------------
           8.4            (Euro)430,000,000 and (Euro)449,999,999             83.0%               17.0%
-----------------------------------------------------------------------------------------------------------------
           9.8            (Euro)450,000,000 and (Euro)469,999,999             82.0%               18.0%
-----------------------------------------------------------------------------------------------------------------
          11.1            (Euro)470,000,000 and (Euro)489,999,999             81.0%               19.0%
-----------------------------------------------------------------------------------------------------------------
          12.5            (Euro)490,000,000 and (Euro)509,999,999             80.0%               20.0%
-----------------------------------------------------------------------------------------------------------------
          14.6            (Euro)510,000,000 and (Euro)529,999,999             78.5%               21.5%
-----------------------------------------------------------------------------------------------------------------
          16.9            (Euro)530,000,000 and (Euro)549,999,999             77.0%               23.0%
-----------------------------------------------------------------------------------------------------------------
          19.2            (Euro)550,000,000 and (Euro)569,999,999             75.5%               24.5%
-----------------------------------------------------------------------------------------------------------------
          21.6            (Euro)570,000,000 and (Euro)589,999,999             74.0%               26.0%
-----------------------------------------------------------------------------------------------------------------
          24.1            (Euro)590,000,000 and (Euro)609,999,999             72.5%               27.5%
-----------------------------------------------------------------------------------------------------------------
          26.8            (Euro)610,000,000 and (Euro)629,999,999             71.0%               29.0%
-----------------------------------------------------------------------------------------------------------------
          29.5            (Euro)630,000,000 and (Euro)649,999,999             69.5%               30.5%
-----------------------------------------------------------------------------------------------------------------
          32.3            (Euro)650,000,000 and (Euro)669,999,999             68.0%               32.0%
-----------------------------------------------------------------------------------------------------------------
          35.3            (Euro)670,000,000 and (Euro)689,999,999             66.5%               33.5%
-----------------------------------------------------------------------------------------------------------------
          38.5                (Euro)690,000,000 and above                     65.0%               35.0%
-----------------------------------------------------------------------------------------------------------------

____________________

1 For the avoidance of doubt, the proportion of equity over which Warrants may be exercised will be the specific amount set out in the schedule above and will not be a cumulative amount for valuation ranges up to the determined valuation.

2 Assumes there are 100 shares issued and outstanding immediately following the closing of the Restructuring with Current Shareholders holding 10 shares and Noteholders holding 90 shares.

3 For the avoidance of doubt, numbers in this column have been rounded to one decimal place. The true number of shares shall be calculated more accurately by reference to the exact percentages as set out in the final two columns of this table.

4 In the event that any Notes are not exchanged on or prior to the Effective Date, the values in this column shall be reduced by the lower of (i) the face value of the Notes outstanding and not exchanged pursuant to a Private Subscription plus all accrued and unpaid interest thereon as of the Valuation Date, or (ii) the aggregate cash amount or, in the case of non-cash consideration, the fair market value of such consideration as of the date of the exchange of such Notes, used between the Effective Date and the Valuation Date to redeem or otherwise extinguish any Notes not exchanged on or prior to the Effective Date.

                                  Exh. 1 - 28

                                                                         ANNEX C


                              MARKET METHOD FACTORS

--------------------------------------------------------------------------------------------------

    Total Equity                                              Observable Market       Gross-Up
        Value       Noteholders Value  Old Equity Value            Value1             Multiple2

--------------------------------------------------------------------------------------------------
         300             270                 30                    300.00               1.0000
--------------------------------------------------------------------------------------------------
         320             284                 36                    315.56               1.0141
--------------------------------------------------------------------------------------------------
         340             298                 42                    331.11               1.0268
--------------------------------------------------------------------------------------------------
         360             312                 48                    346.67               1.0385
--------------------------------------------------------------------------------------------------
         380             326                 54                    362.22               1.0491
--------------------------------------------------------------------------------------------------
         400             340                 60                    377.78               1.0588
--------------------------------------------------------------------------------------------------
         420             352                 68                    391.11               1.0739
--------------------------------------------------------------------------------------------------
         440             364                 76                    404.44               1.0879
--------------------------------------------------------------------------------------------------
         460             376                 84                    417.78               1.1011
--------------------------------------------------------------------------------------------------
         480             388                 92                    431.11               1.1134
--------------------------------------------------------------------------------------------------
         500             400                 100                   444.44               1.1250
--------------------------------------------------------------------------------------------------
         520             407                 113                   452.22               1.1499
--------------------------------------------------------------------------------------------------
         540             414                 126                   460.00               1.1739
--------------------------------------------------------------------------------------------------
         560             421                 139                   467.78               1.1971
--------------------------------------------------------------------------------------------------
         580             428                 152                   475.56               1.2196
--------------------------------------------------------------------------------------------------
         600             435                 165                   483.33               1.2414
--------------------------------------------------------------------------------------------------
         620             439                 181                   487.78               1.2711
--------------------------------------------------------------------------------------------------
         640             443                 197                   492.22               1.3002
--------------------------------------------------------------------------------------------------
         660             447                 213                   496.67               1.3289
--------------------------------------------------------------------------------------------------
         680             451                 229                   501.11               1.3570
--------------------------------------------------------------------------------------------------
         700             455                 245                   505.56               1.3846
--------------------------------------------------------------------------------------------------

______________________

1 To the extent that an Observable Market Value lies between two specified values, the Gross-Up Multiple shall be determined by linearly interpolating between the two Gross-Up Multiples corresponding to the two Observable Market Values between which the actual Observable Market Value lies.

2    Shown as to four decimal places.

                                  Exh. 1 - 29

                                                                         ANNEX D

           VALUATION INSTRUCTIONS TO THE THIRD PARTY INVESTMENT BANKS

1.   Timetable

The three Third Party Investment Banks will each report their findings in writing (the "Written Valuation Opinions") to the Arbitrator as defined herein within a period of four weeks from the commencement of their appointment. This period of four weeks shall only be extended by the Arbitrator acting in consultation with the Company's board of directors (the "Board").

2.   Market Manipulation

Market manipulation includes trading activity within the markets for the Company's ordinary shares ("Manipulation") which has resulted either in an increase or decrease (a "Deviation") of the Company's equity value as calculated by the Market Method. For the avoidance of doubt, references in these Instructions either to "Manipulation" or "Market Manipulation" shall not mean that any of the parties referred to herein have been, or are suspected of being, involved in any criminal or other illegal conduct or activities whatsoever.

3.   Determining a Point Valuation

In accordance with the terms of this Warrant Certificate, the Third Party Investment Banks shall each provide a valuation (the "Point Valuation") of the Company's ordinary equity which removes the effects of any Deviation from the Company's equity value as calculated under the Market Method.

4.   Sources of Information

(a) For the avoidance of doubt, the three Third Party Investment Banks shall be entitled to use in their own discretion the following information when preparing their Written Valuation Opinions:

     (i) Any information relating to the Company which, immediately prior to the final day of the Valuation Period, is publicly available and which is not subject to any restrictions arising from confidentiality or other non-disclosure arrangements.

     (ii) Any information which the Company ordinarily provides or would provide to equity analysts in the ordinary course.

     (iii) Any other public information relating to the market, the industry and comparable companies which the three Third Party Investment Banks deem to be relevant.

(b) When preparing their Written Valuation Opinions as described, the three Third Party Investment Banks are specifically prohibited from using any information relating to the Company and/or its business interests which does not fall within the categories described in 4(a)(i) and 4(a)(ii) above.

5.   Valuation to be Prepared by Three Third Party Investment Banks

The three Third Party Investment Banks will each provide to the Arbitrator separate Written Valuation Opinions as described. A copy of each Written Valuation Opinion should be provided to the Company's Board by the Arbitrator, once completed. For each Third Party Investment Bank, the contents of their Written Valuation Opinions shall be limited to the following:

                                  Exh. 1 - 30

     (i) A single Point Valuation of the Company's equity value. Each of the three Third Party Investment Banks are expressly prohibited from providing their equity valuations within their Written Valuation Opinions in the form of a range. For the avoidance of doubt, valuations shall not be "per share" valuations;

     (ii)   The valuation methodologies used in determining the Point Valuation;

     (iii) A summary of the information used when determining the Point Valuation; and

     (iv) Confirmation that the Point Valuation excludes those factors or matters specified in clause 8 ("Excluded Items") below.

6.   Equity Value

For the avoidance of doubt and for the purposes of preparing their Written Valuation Opinions only, the three Third Party Investment Banks shall treat the Company's equity value as the value attributable to the entire issued ordinary share capital of the Company on the Valuation Date independent of its structure of ordinary shares, warrants and other equity securities.

7.   Valuation Techniques

The three Third Party Investment Banks shall be entitled to use any generally accepted valuation techniques or methodologies for the purposes of arriving at their respective Point Valuations as would ordinarily be used by reasonably competent third party investment banks when conducting similar written valuation opinions on arm's length terms for other business entities in the open market.

8.   Excluded Items

The three Third Party Investment Banks shall have regard to the following matters when carrying out their Written Valuation Opinions:

     (i) No Control Premium: The Company's equity valuation calculated by the three Third Party Investment Banks shall exclude any premium that could be added to reflect a controlling equity interest in the Company.

     (ii) No Strategic Premium: The Company's equity valuation calculated by the three Third Party Investment Banks shall not reflect any possible "strategic" premium that a potential acquirer of the Company's business might pay to reflect possible financial or operational synergies, improved market position, or any other business factor.

9.   Questions and/or Requests for Information

(a) The Third Party Investment Banks shall have the opportunity to meet with the Company's management team and/or members of the Board to discuss the business and ask any questions which they may have, save that no material price sensitive information which has not previously been made public may be disclosed by the Company to the three Third Party Investment Banks during these meetings with the Company's management team and/or members of the Board.

                                  Exh. 1 - 31

(b) Should any of the three Third Party Investment Banks have any questions, or require any additional information, when preparing their Written Valuation Opinions for the Arbitrator within the timetable identified in clause 1 above, then the three Third Party Investment Banks should submit their questions and/or requests for information to the Arbitrator in writing.

(c) The Arbitrator shall ensure that copies of any written questions and/or requests for information, and their written responses, are circulated to each of the three Third Party Investment Banks involved in conducting their Written Valuation Opinions, with a copy to the Company's Board, promptly, and in any event, prior to any Written Valuation Opinions being concluded.

                                  Exh. 1 - 32

                                                                         ANNEX E

                                  TRANSFER FORM

       (To be executed only upon transfer of Warrants represented by Warrant
                  Certificate to Clearstream clearing system)

To:    Deutsche Bank Trust Company Americas
          as Transfer Agent

       Deutsche Bank Trust Company Americas
       60 Wall Street
       New York, NY 10005
       USA
       Attn: Corporate Trust and Agency Services
       Mail Stop: MSNY60-2515

          The undersigned Holder of this Warrant Certificate irrevocably requests that the Transfer Agent cause the Warrants represented by this Warrant Certificate to be transferred to account # __________ in the Clearstream clearing system pursuant to Section 5.3 of this Warrant Certificate

     Dated: ____________ ___, 200_


                                   _____________________________________________
                                   (Name of Registered Owner)

                                   _____________________________________________
                                   (Signature of Registered Owner)

                                   _____________________________________________
                                   (Street Address)

                                   _____________________________________________
                                   (Street Address)

                                   _____________________________________________
                                   (City)             (County/Province/State)

                                   _____________________________________________
                                   (Postal Code)      (Country)

                                   _____________________________________________
                                   Signature Guaranteed By:

                                   _____________________________________________
                                   [Signatures must be guaranteed by an
                                   "eligible guarantor institution" meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Security Warrant Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.]

                                  Exh. 1 - 33

                                                                         ANNEX F


                               FORM OF ASSIGNMENT

     In consideration of monies or other valuable consideration received from the Assignee(s) named below, the undersigned Holder of this Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrant Certificate constituting a part of this Warrant Certificate not being assigned hereby) all of the right of the undersigned under this Warrant Certificate, with respect to the portion of the Warrant Certificate set forth below:

Name(s) of Assignee(s): ____________________________________________

Address: ___________________________________________________________

____________________________________________________________________

Portion of the Warrant Certificate: ________________________________

Please insert social security or other identifying number of assignee(s):
_________________

and does hereby irrevocably constitute and appoint _________________________ the undersigned's attorney to make such transfer on the books of___________________ maintained for the purposes, with full power of substitution in the premises.

     In connection with any transfer of Warrant Certificates, the undersigned confirms that without utilizing any general solicitation or general advertising that:

                                   [Check One]

[_] (a) this Warrant Certificate is being transferred pursuant to an effective registration statement under the United States Securities Act of 1933, as amended.

                                       or

[_] (b) this Warrant Certificate is being transferred in compliance with the exemption from registration under the United States Securities Act of 1933, as amended, provided by Regulation S thereunder.

                                       or

[_] (c) this Warrant Certificate is being transferred in compliance with the exemption from registration under the United States Securities Act of 1933, as amended, provided by Rule 144A thereunder.

                                       or

[_] (d) this Warrant Certificate is being transferred in compliance with the exemption from registration under the United States Securities Act of 1933, as amended, provided by Rule 144 thereunder, and the Company has been provided evidence satisfactory to the Company from Holder or counsel for Holder that the provisions of Rule 144 have been complied with.

                                       or

                                   Exh. 1 - 34

[_] (e) this Warrant Certificate is being transferred to the Company or a subsidiary of the Company.

                                       or

[_] (f) this Warrant Certificate are being transferred in compliance with another exemption from registration under the United States Securities Act of 1933, as amended, and the Company has received an opinion of counsel for Holder of this Warrant Certificate, satisfactory to the Company, state that the transfer is exempt from the registration and prospectus delivery requirements under the United States Securities Act of 1933, as amended.

            If none of the foregoing boxes is checked, the Transfer Agent shall not be obligated to register the Warrant Certificates in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 5 of this Warrant Certificate shall have been satisfied.

    Dated:  ___________ ___, 200_


                                   _____________________________________________
                                   (Name of Registered Owner)

                                   _____________________________________________
                                   (Signature of Registered Owner)

                                   _____________________________________________
                                   (Street Address)

                                   _____________________________________________
                                   (Street Address)

                                   _____________________________________________
                                   (City)               (County/Province/State)

                                   _____________________________________________
                                   (Postal Code)        (Country)

                                   _____________________________________________
                                   Signature Guaranteed By:

                                   _____________________________________________
                                   [Signatures must be guaranteed by an
                                   "eligible guarantor institution" meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Security Warrant Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.]

                                   Exh. 1 - 35

             [TO BE COMPLETED BY PURCHASER IF (c) ABOVE IS CHECKED.]

          The undersigned represents and warrants that it is purchasing the Warrant Certificate for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the United States Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding IFCO Systems N.V. as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.


Dated:___________ __, 200_


                                          By: ___________________________
                                              Name:
                                              Title:

                                   Exh. 1 - 36